EXHIBIT 4.30

RESTRICTED STOCK AGREEMENT

FIBERNET TELECOM GROUP, INC.

This Agreement (the “Agreement”) is made as of                      (the “Grant Date”), between FiberNet Telecom Group, Inc. (the “Company”), a Delaware corporation, and the individual set forth on the signature page hereto (the “Participant”).

Background

WHEREAS, the Company has adopted the FiberNet Telecom Group, Inc. 2003 Equity Incentive Plan (the “Plan”) to promote the interests of the Company by providing an incentive for employees, directors and consultants of the Company, its Affiliates and Subsidiaries;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to offer for sale to the Participant shares of the Company’s common stock, $.001 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth;

WHEREAS, Participant wishes to accept said offer; and

WHEREAS, the parties hereto understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan and that any and all references herein to employment of the Participant by the Company shall include the Participant’s employment or service as an employee, director or consultant of the Company or any Affiliate or Subsidiary.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms of Purchase. The Participant hereby accepts the offer of the Company to issue to the Participant, in accordance with the terms of the Plan and this Agreement, that number of Shares of the Company’s Common Stock set forth on Schedule 1 attached hereto (such shares, subject to adjustment pursuant to Section 4.3 of the Plan and Section 2(i) hereof, the “Granted Shares”) at a purchase price per share of $.001 (the “Purchase Price”), receipt of which is hereby acknowledged by the Company.

2. Company’s Lapsing Repurchase Right.

(a) Lapsing Repurchase Right. Except as set forth in Subsections 2(b), 2(c) and 2(d) hereof, in the event that for any reason the Participant no longer is an employee, director or consultant of the Company, an Affiliate or a Subsidiary prior to the tenth anniversary of the Grant Date, the Company (or its designee) shall have the option, but not the obligation, to purchase from the Participant (or the Participant’s successor in interest), and, in the event the Company exercises such option, the Participant (or the Participant’s successor in interest) shall be obligated to sell to the Company (or its designee), at a price per Granted Share equal to the Purchase Price, all or any part of the Granted Shares set forth in clauses (i) and (ii) below (the “Lapsing Repurchase Right”). The Company’s Lapsing Repurchase Right shall be valid for a period of one year commencing with the date of such termination of employment or service. Notwithstanding any other provision hereof, in the event the Company is prohibited during such one year period from exercising its Lapsing Repurchase Right by Section 160 of the Delaware General Corporation Law as amended from time to time (or any successor provision), then the time period during which such Lapsing Repurchase Right may be exercised shall be extended until 30 days after the Company is first not so prohibited.

(i) If the Company, an Affiliate or a Subsidiary terminates such Participant without “cause” (as defined in the Plan), the Company shall have the option to repurchase all of the Granted Shares less one-one hundred twentieth (1/120) of the Granted Shares for each full month elapsed after the Grant Date that the Participant continues to serve as an employee, director or consultant of the Company or an Affiliate or Subsidiary.

(ii) Notwithstanding anything to the contrary contained in this Agreement, in the event the Company, an Affiliate or a Subsidiary terminates the Participant’s employment or service for “cause” (as defined in the Plan) or the Participant voluntarily resigns from the Company, an Affiliate or a Subsidiary, the Company shall have the option to repurchase all of the Granted Shares acquired by the Participant hereunder at the Purchase Price.

(b) Effect of Termination upon Death, Disability or Retirement. Except as otherwise provided in Subsection 2(a)(ii) above, the Company’s Lapsing Repurchase Right shall terminate and the Participant’s ownership of all Granted Shares then owned by the Participant shall become fully vested if the Participant ceases to be an employee, director or consultant of the Company or an Affiliate or Subsidiary by reason of death, Disability or Retirement.

(c) Effect of Change in Control. Except as otherwise provided in Subsection 2(a)(ii) above, the Company’s Lapsing Repurchase Right shall terminate, and the Participant’s ownership of all Granted Shares then owned by the Participant shall become vested, in the event of a Change of Control of the Company as defined in the Plan; provided, that the Participant expressly acknowledges that, pursuant to the terms of Section 14 of the Plan, the Board of Directors of the Company may determine whether a Change of Control will have occurred.

(d) Discretion of the Plan Administrator. Except as otherwise provided in Subsection 2(a)(ii) above, the Company’s Lapsing Repurchase Right shall terminate, and the Participant’s ownership of all Granted Shares then owned by the Participant shall become vested at any time in the sole discretion of the Administrator of the Plan.

(e) Closing. In the event that the Company exercises the Lapsing Repurchase Right, the Company shall notify the Participant in writing of its intent to repurchase the Granted Shares. Such notice may be mailed by the Company up to and including the last day of the time period provided for above for exercise of the Lapsing Repurchase Right. The notice shall specify the place, time and date for payment of the repurchase price (the “Closing”) and the number of Granted Shares with respect to which the Company is exercising the Lapsing Repurchase Right. The Closing shall be not less than ten days nor more than 60 days from the date of mailing of the notice, and the Participant or the Participant’s successor in interest with respect to the Granted Shares which the Company elects to repurchase shall have no further rights as the owner thereof from and after the date specified in the notice. At the Closing, the repurchase price shall be delivered to the Participant or the Participant’s successor in interest and the Granted Shares being repurchased, duly endorsed for transfer, shall, to the extent that they are not then in the possession of the Company, be delivered to the Company by the Participant or the Participant’s successor in interest.

(f) Escrow. The certificates representing all Granted Shares acquired by the Participant hereunder which from time to time are subject to the Lapsing Repurchase Right shall be delivered to the Company and the Company shall hold such Granted Shares in escrow as provided in this Section 2(f). Promptly following receipt by the Company of a written request from the Participant, the

Company shall release from escrow and deliver to the Participant a certificate for the whole number of Granted Shares, if any, as to which the Company’s Lapsing Repurchase Right has lapsed. In the event of a repurchase by the Company of Granted Shares subject to the Lapsing Repurchase Right, the Company shall release from escrow and cancel a certificate for the number of Granted Shares so repurchased. Any securities distributed in respect of the Granted Shares held in escrow, including, without limitation, shares issued as a result of stock splits, stock dividends or other recapitalizations, shall also be held in escrow in the same manner as the Granted Shares.

(g) Prohibition on Transfer. The Participant recognizes and agrees that all Granted Shares which are subject to the Lapsing Repurchase Right may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company (or its designee). However, the Participant, with the approval of the Administrator, may transfer the Granted Shares for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Administrator may establish, and the transferee shall remain subject to all the terms and conditions applicable to this Agreement prior to such transfer and each such transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer. The term “Immediate Family” shall mean the Participant’s spouse, former spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, nieces and nephews and grandchildren (and, for this purpose, shall also include the Participant). The Company shall not be required to transfer any Granted Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Subsection 2(g), or to treat as the owner of such Granted Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Granted Shares shall have been so sold, assigned or otherwise transferred, in violation of this Section 2(g).

(h) Failure to Deliver Granted Shares to be Repurchased. In the event that the Granted Shares to be repurchased by the Company under this Agreement are not in the Company’s possession pursuant to Section 2(f) above or otherwise and the Participant or the Participant’s successor in interest fails to deliver such Granted Shares to the Company (or its designee), the Company may elect (i) to establish a segregated account in the amount of the repurchase price, such account to be turned over to the Participant or the Participant’s successor in interest upon delivery of such Granted Shares, and (ii) immediately to take such action as is appropriate to transfer record title of such Granted Shares from the Participant to the Company (or its designee) and to treat the Participant and such Granted Shares in all respects as if delivery of such Granted Shares had been made as required by this Agreement. The Participant hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

(i) Adjustments. The Plan contains provisions covering the treatment of Shares in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to the Shares and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

3. Legend. All certificates representing the Granted Shares to be issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

“The shares represented by this certificate are subject to restrictions set forth in a Restricted Stock Agreement dated as of January 19, 2004 with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

4. Incorporation of the Plan. The Granted Shares are subject to all the terms and conditions set forth in the Plan, which is hereby incorporated by reference. The Participant acknowledges he or she has read and understands the Plan and he or she agrees to be bound by the terms of the Plan. In the event of an express conflict between any provision of this Agreement and those of the Plan, the terms of the Plan control. Any term or condition that the Agreement is silent shall be governed and administered in accordance with the terms of the Plan. A copy of the Plan is attached hereto as Exhibit A.

5. Tax Liability of the Participant and Payment of Taxes.

(a) The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Granted Shares issued pursuant to this Agreement, including, without limitation, the Lapsing Repurchase Right, shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that, to the extent that the Lapsing Repurchase Right of any of the Granted Shares or the declaration of dividends on any such shares before the lapse of such restrictions on disposition results in the Participant’s being deemed to be in receipt of earned income under the provisions of the Code, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company.

(b) Upon execution of this Agreement, the Participant may file an election under Section 83 of the Code in substantially the form attached as Exhibit B. The Participant acknowledges that if he or she does not file such an election, as the Granted Shares are released from the Lapsing Repurchase Right in accordance with Section 2, the Participant will have income for tax purposes equal to the fair market value of the Granted Shares at such date, less the price paid for the Granted Shares by the Participant.

6. Lock-Up Agreement. The Participant agrees, if requested by the Company and an underwriter of Granted Shares (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Granted Shares (or other securities) of the Company held by the Participant during the one hundred eighty (180) day period following the effective date of a registration statement filed under the Exchange Act, without the prior consent of the Company or such underwriter, as the case may be.

7. Equitable Relief. The Participant specifically acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Agreement or the Plan, including the attempted transfer of the Granted Shares by the Participant in violation of this Agreement, monetary damages may not be adequate to compensate the Company, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, the Company shall be entitled to equitable relief in any court having competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

8. No Obligation to Maintain Relationship. The Company is not by the Plan or this Agreement obligated to continue the Participant as an employee, director or consultant of the Company or a Subsidiary. The Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the Shares is a one-time benefit which does not create any contractual or other right to receive future grants of shares, or benefits in lieu of shares; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when shares shall be granted, the number of shares to be granted, the purchase price, and the time or times when each share shall be free from a lapsing repurchase right, will be at the sole discretion of the Company; (iv) that the Participant’s participation in the Plan is voluntary; (v) that the value of the Shares is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; and (vi) that the Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to:

FiberNet Telecom Group, Inc.

570 Lexington Avenue

New York, NY 10022

Attn: General Counsel

If to the Participant, to the last address on record at the Company;

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

10. Benefit of Agreement. Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the State of New York and agree that such litigation shall be conducted in the courts of New York, New York or the federal courts of the United States for the District of New York.

12. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

13. Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

14. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15. Consent of Spouse. If the Participant is married as of the date of this Agreement, the Participant’s spouse shall execute a Consent of Spouse in the form of Exhibit C hereto, effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the Granted Shares that do not otherwise exist by operation of law or the agreement of the parties. If the Participant marries or remarries subsequent to the date hereof, the Participant shall, not later than 60 days thereafter, obtain his or her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by such spouse’s executing and delivering a Consent of Spouse in the form of Exhibit C.

16. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Data Privacy. By entering into this Agreement, the Participant: (a) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan record keeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of Shares and the administration of the Plan; (b) waives any data privacy rights he or she may have with respect to such information; and (c) authorizes the Company and each Affiliate to store and transmit such information in electronic form.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIBERNET TELECOM GROUP, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:

SCHEDULE 1

RESTRICTED STOCK

Number of Granted Shares:

EXHIBIT A

2003 EQUITY INCENTIVE PLAN

Please see attached.

EXHIBIT B

FORM OF ELECTION TO INCLUDE GROSS INCOME IN YEAR OF TRANSFER PURSUANT

TO SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

In accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the undersigned hereby elects to include in his gross income as compensation for services the excess, if any, of the fair market value of the property (described below) at the time of transfer over the amount paid for such property. The following sets for the information required in accordance with the Code and the regulations promulgated hereunder:

1. The name, address and social security number of the undersigned are:

Name:

Address:

Social Security No.:

2. The description of the property with respect to which the election is being made is as follows:

                     (        ) shares (the “Shares”) of Common Stock, $.001 par value per share, of FiberNet Telecom Group, Inc., a Delaware corporation (the “Company”).

3. This election is made for the calendar year ____, with respect to the transfer of the property to the Taxpayer on                      .

4. Description of restrictions: The property is subject to the following restrictions:

In the event taxpayer’s employment with the Company or an Affiliate is terminated, the Company may repurchase all or any portion of the Shares determined as set forth below at the acquisition price paid by the taxpayer:

A. If the termination takes place on or prior to January 19, 2014, the Purchase Option will apply to all of the Shares.

B. Notwithstanding the foregoing, if the taxpayer’s termination takes place without cause, number of Shares to which the Purchase Option applies shall be all of the Shares less                                  (        ) Shares for each full month elapsed after January 19, 2004.

5. The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made was not more than $             per Share.

6. The amount paid by taxpayer for said property was $         per Share.

7. A copy of this statement has been furnished to the Company.

Signed this              day of             , 2004.

Print Name:

EXHIBIT C

CONSENT OF SPOUSE

I,                                              , spouse of                                              , acknowledge that I have read the Restricted Stock Agreement dated as of January 19, 2004 (the “Agreement”) to which this Consent is attached as Exhibit C and that I know its contents. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement. I am aware that by its provisions the Granted Shares granted to my spouse pursuant to the Agreement are subject to a Lapsing Repurchase Right in favor of FiberNet Telecom Group, Inc. (the “Company”) and that, accordingly, the Company has the right to repurchase up to all of the Granted Shares of which I may become possessed as a result of a gift from my spouse or a court decree and/or any property settlement in any domestic litigation.

I hereby agree that my interest, if any, in the Granted Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Granted Shares shall be similarly bound by the Agreement.

I agree to the Lapsing Repurchase Right described in the Agreement and I hereby consent to the repurchase of the Granted Shares by the Company and the sale of the Granted Shares by my spouse or my spouse’s legal representative in accordance with the provisions of the Agreement. Further, as part of the consideration for the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Granted Shares by an outright bequest of the Granted Shares to my spouse, then the Company shall have the same rights against my legal representative to exercise its rights of repurchase with respect to any interest of mine in the Granted Shares as it would have had pursuant to the Agreement if I had acquired the Granted Shares pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the              day of                             , 2004.

Print name: